Exhibit 10.1

Execution Version

FOURTH AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT

This FOURTH AMENDMENT TO RESTRUCTURING SUPPORT AGREEMENT, dated as of July 21, 2023 (this “Fourth Amendment”), is made and entered into by and among (i) the Company Parties and (ii) the undersigned Consenting Noteholders, and amends that certain Restructuring Support Agreement, dated as of January 17, 2023, by and among the Company Parties and the Consenting Noteholders (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Restructuring Support Agreement”). Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement.

RECITALS

WHEREAS, Section 13 of the Restructuring Support Agreement permits certain modifications and amendments to the Restructuring Support Agreement by written agreement executed by each Company Party and the Required Consenting Noteholders;

WHEREAS, the undersigned Consenting Noteholders constitute the Required Consenting Noteholders;

WHEREAS, the parties hereto desire to amend the Restructuring Support Agreement as set forth in this Fourth Amendment.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Amendments to Restructuring Support Agreement. Effective as of the Amendment Effective Date (as defined below), the Restructuring Term Sheet attached as Exhibit B to the Restructuring Support Agreement, as set forth in that certain Second Amendment to the Restructuring Support Agreement, dated as of April 4, 2023, is hereby replaced in its entirety with Exhibit A attached hereto.

Section 2. Effectiveness of this Agreement. The effectiveness of this Fourth Amendment is subject to due execution and delivery by each Company Party and the Required Consenting Noteholders (the date of such execution being referred to herein as the “Amendment Effective Date”).

Section 3. Continued Effectiveness of the Restructuring Support Agreement. For the avoidance of doubt, (i) the Restructuring Support Agreement remains unchanged and in full force and effect, except as amended hereby, (ii) all references to the “Agreement” in the Restructuring Support Agreement (including all exhibits and schedules attached thereto) shall be deemed to refer to the Restructuring Support Agreement as amended hereby, (iii) all references to (A) the “Restructuring Term Sheet” or (B) one or more “exhibits” to the Restructuring Support Agreement, in each case in the Restructuring Support Agreement (including all exhibits and schedules attached thereto) or any other Definitive Document shall be deemed to refer to the Restructuring Term Sheet attached hereto as Exhibit A.

Section 4. Relationship Among Parties. Notwithstanding anything herein to the contrary, the parties hereto acknowledge that this Fourth Amendment does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company Parties and the parties hereto do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

Section 5. Execution of Agreement. This Fourth Amendment may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

Section 6. Headings. Titles and headings used herein are for convenience of reference only, are not part of this Fourth Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Fourth Amendment.

Section 7. GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS FOURTH AMENDMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each party to this Fourth Amendment agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Fourth Amendment, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Fourth Amendment: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any party to this Fourth Amendment.

Section 8. TRIAL BY JURY WAIVER. EACH PARTY TO THIS FOURTH AMENDMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FOURTH AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS FOURTH AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the day and year first above written.

[Signature Page Follows.]

2

[COMPANY PARTIES]

By:	/s/ Ian Heller
Name:	Ian Heller
Title:	General Counsel, SVP, Secretary

[Consenting Noteholder Signature Page]

THIS RESTRUCTURING TERM SHEET IS NEITHER AN OFFER TO BUY OR SELL ANY SECURITY NOR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING TERM SHEET SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE IN THE RESTRUCTURING SUPPORT AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES HERETO. UNTIL THE AGREEMENT EFFECTIVE DATE, NOTHING HEREIN CONSTITUTES AN AGREEMENT, UNDERSTANDING OR COMMITMENT TO EFFECTUATE OR IMPLEMENT A RESTRUCTURING ON THE TERMS DESCRIBED HEREIN OR ON ANY OTHER TERMS.

RESTRUCTURING TERM SHEET

This term sheet (this “Restructuring Term Sheet”) sets forth certain material terms of a proposed restructuring of Party City Holdco Inc. (“PCHI”) and the other Company Parties set forth on Exhibit A to the Restructuring Support Agreement (as defined below) (collectively, the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the restructuring support agreement to which this Restructuring Term Sheet is attached (together with all exhibits and supplements attached thereto, including this Restructuring Term Sheet, the “Restructuring Support Agreement”).

This Restructuring Term Sheet does not include a description of all the terms, conditions, and other provisions that are to be contained in the definitive documentation governing the Restructuring Transactions, which remain subject to negotiation and completion in accordance with the Restructuring Support Agreement and applicable bankruptcy law. The documents executed to effectuate the Restructuring Transactions will not contain any material terms or conditions that are inconsistent in any material respect with this Restructuring Term Sheet or the Restructuring Support Agreement.

GENERAL PROVISIONS REGARDING THE RESTRUCTURING TRANSACTIONS

Chapter 11 Cases	The Restructuring Transactions will be accomplished through the commencement of the Chapter 11 Cases under the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. Pursuant to the Restructuring Support Agreement, and subject to the terms and conditions thereof, the Company and the Consenting Noteholders have agreed to support the Restructuring Transactions.

DIP Facility / DIP Backstop Commitments / Use of Cash Collateral

The Company has obtained commitments (the “DIP Backstop Commitments”) from the members of the Ad Hoc Noteholder Group (each such member, in its capacity as a provider of the DIP Backstop Commitments under the DIP Facility, a “DIP Backstop Party”) to (i) provide loans and (ii) backstop Unfunded Amounts (as defined herein) under a $150 million debtor-in-possession financing facility (the “DIP Facility”) on the terms and conditions set forth herein and in the DIP Credit Agreement attached to the Restructuring Support Agreement as Exhibit C.

The terms upon which the Debtors shall seek approval of the DIP Facility in the Bankruptcy Court, as well as the terms that will govern the use of cash collateral and the adequate protection to be provided to the Secured Noteholders (as defined below) and other applicable parties are set forth in the Interim DIP Order (and, with respect to final approval, the terms set forth in the Final DIP Order).

Participation in DIP Facility

Participation in the DIP Facility shall be offered on a ratable basis to each eligible holder of Secured Notes Claims (each, a “Secured Noteholder”) that executes the Restructuring Support Agreement no later than 5:00 p.m. (New York City time) on January 27, 2023 (the “DIP Participation Deadline”), up to such Secured Noteholder’s pro rata share of the DIP Facility based on (i) the aggregate face amount of Secured Notes held by such Secured Noteholder as of 12:00 p.m. (New York City time) on the date and at the time such Secured Noteholder elects to participate in the DIP Facility (the “DIP Participation Expiration Time” and, such Secured Noteholders electing to participate in the DIP Facility other than the members of the Ad Hoc Noteholder Group, the “Participating DIP Lenders”), relative to (ii) the total aggregate face amount of Secured Notes outstanding at the DIP Participation Expiration Time, and pursuant to the procedures, terms, conditions, and documentation, in each case to the extent applicable, set forth herein and in the DIP Documents.

To the extent any eligible Secured Noteholder (or its affiliated designee) does not (i) execute the Restructuring Support Agreement or (ii) elect to participate in the DIP Facility, in each case, by the DIP Participation Deadline, any portion of the DIP Facility otherwise available to such Secured Noteholder (in each case, an “Unfunded Amount”) shall be allocated to the DIP Backstop Parties on a pro rata basis based on their DIP Backstop Commitments.

DIP Commitment Premium	In consideration for each of the lenders under the DIP Facility (including both the DIP Backstop Parties and the Participating DIP Lenders (collectively, the “DIP Lenders”)) agreeing to provide loans under the DIP Facility, each DIP Lender (or its affiliated designee) shall receive its pro rata portion of an amount equal to 8.00% of the Commitments (as defined in the DIP Credit Agreement) in effect on the Closing Date (the “DIP Commitment Premium”), which shall be fully earned on the Closing Date, and shall be due and payable upon the earlier of (i) the Plan Effective Date, (ii) the consummation of any sale of all or substantially all assets of the Debtors, or (iii) any Termination Date (as defined in the DIP Credit Agreement). If the DIP Commitment Premium is payable pursuant to a Plan it shall be payable either in the form of cash or paid-in-kind, i.e., as additional DIP Loans (which additional DIP Loans shall not earn interest until payable), with the form of such payment determined at the election of the Required Lenders (as defined in the DIP Credit Agreement) on the date on which the Debtors file the Plan; provided, that the DIP Commitment Premium shall be payable solely in cash if the DIP Commitment Premium becomes due other than as a result of the occurrence of the Plan Effective Date.

DIP Backstop Premium	In consideration for the DIP Backstop Parties, or their affiliate designees, agreeing to provide the DIP Backstop Commitments, each DIP Backstop Party, or its affiliate designee, shall receive either (i) solely in the event that the Plan is prosecuted and consummated, the right, but not the obligation, to convert the par face amount of all or a portion of the DIP Loans held by it or its affiliates on April 11, 2023, pursuant to an election made by such DIP Backstop Party no later than the date of the confirmation hearing, into (1) if the Reorganized Securities (as defined in the DIP Credit Agreement) that are available for purchase in the Rights Offering (as defined below) do not include non-convertible funded indebtedness, Reorganized Securities issued pursuant to the Plan and Rights Offering, at the same price at which Reorganized Securities are available for purchase in the Rights Offering (taking into account all fees, discounts, and other economics provided to the parties participating in, including any fees, discounts or other economics provided to any backstop parties in connection with, the Rights Offering), (b) if the Reorganized Securities that are available for purchase in the Rights Offering include non-convertible funded indebtedness, (i) Reorganized Securities in the form of nonconvertible funded indebtedness in a principal amount equal to the par face amount of its DIP Loans subject to such election and (ii) Reorganized Securities in the form of capital stock in an amount equal to the Equitization Discount Value (as defined in the DIP Credit Agreement); or (ii) in the alternative, a premium in cash in an amount equal to 10% of the total amount of the DIP Loans held by such DIP Backstop Party outstanding on the Termination Date, which shall be deemed earned as of the execution of that certain letter, dated January 17, 2023, by the DIP Commitment Parties setting forth their commitment to provide the DIP Facility, and due and payable on the Termination Date.

TREATMENT OF PREPETITION CLAIMS OR INTERESTS

On the Plan Effective Date, or as soon as is reasonably practicable thereafter, each holder of an allowed Claim or Interest, as applicable, shall receive under the Plan the treatment described in this Restructuring Term Sheet in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Interest, except to the extent less favorable treatment is agreed to by the Debtors and the holder of such allowed Claim or Interest.

Treatment of ABL Claims

Treatment of ABL Revolver Claims:

Each holder of an ABL Revolver Claim shall receive its pro rata share of the New ABL Loans; provided that, if (a) any such holder votes to accept the Plan and elects to participate in its pro rata share of the ABL Exit Facility and (b) the ABL Exit Facility Trigger occurs, (1) such holder shall be deemed repaid and refinanced in full by such holder’s extension and receipt of its pro rata share of ABL Revolving Credit Loans, and (2) such holder shall assume a commitment with respect to the ABL Exit Facility equal to its (or its predecessor in interest’s) commitment under the Prepetition ABL Facility immediately prior to the Petition Date.

Treatment of ABL FILO Claims:

Each Holder of an ABL FILO Claim shall receive its pro rata share of the New FILO Loans; provided that, if (a) any such holder votes to accept the Plan and elects to participate in its pro rata share of the ABL Exit Facility and (b) the ABL Exit Facility Trigger occurs, such holder shall be deemed repaid and refinanced by such holder’s extension and receipt of its pro rata share of ABL FILO Loans.

As used in this Restructuring Term Sheet:

“ABL Credit Agreement” means the ABL Credit Agreement, dated as of August 19, 2015, among Party City Holdings, Inc. and Party City Corporation, as borrowers, PC Intermediate Holdings, Inc., as holdings, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the financial institutions party thereto from time to time as lenders.

“ABL Documents” means, collectively, the ABL Credit Agreement and all instruments, security agreements, collateral agreements, guaranty agreements, intercreditor agreements, pledges, and other documents with respect to the revolving and first-in, last-out facilities under the Credit Agreement.

“ABL Exit Facility” means a new senior secured asset-based revolving credit facility, if any, on terms and conditions substantially consistent with the ABL Term Sheet.

“ABL Exit Facility Trigger” has the meaning ascribed to it in the ABL Term Sheet.

“ABL FILO Claims” means any Claims on account of, arising under, derived from, or based upon the first-in, last-out facility under the ABL Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, guarantees, and other charges arising thereunder or related thereto.

“ABL FILO Loans” has the meaning ascribed to it in the ABL Term Sheet.

“ABL Revolver Claims” means any Claims on account of, arising under, derived from, or based upon the revolving credit facility under the ABL Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, guarantees, and other charges arising thereunder or related thereto.

“ABL Revolving Credit Loans” has the meaning ascribed to it in the ABL Term Sheet.

“New ABL Loans” means the loans incurred under a new senior secured asset-based term loan facility on terms and conditions substantially consistent with the ABL Term Sheet.

“New FILO Loans” means the loans incurred under a new senior secured first-in, last-out term loan facility on terms and conditions substantially consistent with the ABL Term Sheet.

“Prepetition ABL Facility” means, collectively, the prepetition asset-based revolving credit and first-in, last-out facilities provided for under the ABL Credit Agreement.

Treatment of Secured Notes Claims	Each holder of a Secured Notes Claim shall either receive (i) its pro rata share of the equity of the reorganized Company (the “Reorganized Equity” and of the applicable entity, the “Reorganized Company” to be determined by the Debtors with the consent of the Required Consenting Noteholders), subject to dilution by the Rights Offering, the Management Incentive Plan (as defined herein), and, to the extent applicable, the Non-Cash Takeout (as defined in the DIP Credit Agreement) or (ii) such other treatment as agreed between the Debtors and the Required Consenting Noteholders.

Treatment of Administrative and Priority Claims	Each holder of an allowed administrative, priority, and tax Claim shall receive (i) cash in an amount equal to such allowed Claim or (ii) such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, that the Debtors shall not make any payments to holders of allowed administrative, priority, and tax Claims on account of such claims prior to the Plan Effective Date (a) without the consent of the Required Consenting Noteholders or (b) unless such Claims are permitted to be paid under the Approved Budget (as defined in the DIP Orders) in accordance with the DIP Orders.

Treatment of General Unsecured Claims	Treatment of general unsecured claims shall be set forth in the Plan and be acceptable to the Debtors and the Required Consenting Noteholders.

Treatment of Existing Interests In PCHI	All existing Interests in PCHI shall be cancelled, released, extinguished, and of no further force or effect, and holders of Interests in PCHI will receive no distribution under the Plan.

OTHER TERMS OF THE RESTRUCTURING

Rights Offering	In connection with the solicitation and effectuation of the Plan, the Debtors shall develop and pursue a rights offering for the Reorganized Securities (the “Rights Offering”) in an amount and, if applicable, at a discount to Plan equity value (and with dilutive terms, including on account of the Management Incentive Plan) to be acceptable to the Required Consenting Noteholders. The terms, structure, timing and solicitation process for the Rights Offering shall be set forth in the Plan. The proceeds from the Rights Offering shall be used to fund required cash distributions under the Plan and for general corporate purposes of the Reorganized Company.

Anagram Wholly-Owned Subsidiaries	During the Chapter 11 Cases, Anagram Holdings, LLC, Anagram International, Inc. and Anagram International Holdings, Inc. (collectively, the “Anagram Wholly-Owned Subsidiaries”) shall be funded solely with their own sources of cash and proceeds of the asset-based lending facility provided under the Credit Agreement, dated as of May 7, 2021, among Anagram Holdings, LLC and Anagram International, Inc., as borrowers, Wells Fargo Bank, National Association, as agent, and the financial institutions party thereto from time to time as lenders. Proceeds from the DIP Facility or other cash or funding available to the Debtors shall not be used to fund the Anagram Wholly-Owned Subsidiaries; provided, that the Debtors shall not be prohibited from making any payments to the Anagram Wholly-Owned Subsidiaries provided under the Approved Budget in accordance with the DIP Orders.

Restructuring	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any

Transactions	transactions described in, approved by, contemplated by or necessary to consummate the Plan and the Restructuring Transactions. On the Plan Effective Date, the Reorganized Company shall issue all securities, notes, instruments, certificates and other documents required to be issued pursuant to the Plan and the Restructuring Transactions.

Executory Contracts and Unexpired Leases	The Company shall provide at least two (2) Business Days’ (or such shorter period acceptable to the Required Consenting Noteholders in their sole discretion) prior notice (such notice period, the “Lease Review Period”) to the Initial Consenting Noteholders and the Ad Hoc Group Advisors prior to (i) any material modification of any material non-residential real property leases and (ii) the filing of any motion or notice (including pursuant to any procedures governing the rejection, assumption, and/or assumption and assignment of executory contracts and unexpired leases) to reject, assume, and/or assume and assign any non-residential real property leases. The Required Consenting Noteholders shall have the right to object to any such material modification, motion, or notice in accordance with formal or informal procedures that are acceptable to the Company and the Required Consenting Noteholders. No such contract or lease shall be modified, assumed, or rejected if the Required Consenting Noteholders or the Ad Hoc Group Advisors inform the Company in writing within the Lease Review Period that they object to such modification, assumption, or rejection. The Plan will provide that any executory contracts and unexpired leases that are not rejected as of the Plan Effective Date, either pursuant to the Plan or a separate motion, shall be deemed assumed by the applicable Debtor.

Cancellation of Notes, Instruments, Certificates, and Other Documents	On the Plan Effective Date, except to the extent otherwise provided in this Restructuring Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing claims or interests, including credit agreements and indentures, shall be cancelled, and the Company’s obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Tax Matters	The parties shall work together in good faith and use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax efficient manner for the Debtors and the Required Consenting Noteholders, and such structure and implementation shall be subject to the consent (not to be unreasonably withheld, conditioned or delayed) of the Required Consenting Noteholders.

Exemption from SEC Registration	The issuance of securities under the Plan will be exempt from SEC registration under section 1145 of the Bankrupty Code to the fullest extent permitted thereby.

Retained Causes of	The Reorganized Company shall retain all rights to commence and pursue any Causes of Action, other than any Causes of Action that the

Action	Company has released pursuant to the release and exculpation provisions contemplated under this Restructuring Term Sheet and as set forth in the Plan.

Releases	The Plan will include releases and exculpations acceptable to the Required Consenting Noteholders in all respects in favor of the (i) Company Parties, (ii) the Consenting Noteholders, and (iii) such other parties as set forth in the Plan.

Management Incentive Plan	The board of directors of the Reorganized Company will adopt a long-term management incentive plan (the “Management Incentive Plan”), which may include awards of fully diluted Reorganized Equity, options, restricted stock units, and/or other equity instruments in amounts and on terms to be determined in such Management Incentive Plan.

Conditions Precedent to the Plan Effective Date

The occurrence of the Plan Effective Date shall be subject to the satisfaction of certain conditions precedent acceptable to the Required Consenting Noteholders, including the following:

•  The Restructuring Support Agreement shall have been executed, shall not have been terminated, and shall continue to be in full force and effect and no event or occurrence shall have occurred that, with the passage of time or the giving of notice, would give rise to the right of the Required Consenting Noteholders to terminate the Restructuring Support Agreement;

•  The Bankruptcy Court shall have entered the Final DIP Order, consistent with the Restructuring Support Agreement, and the Final DIP Order shall not have been vacated, stayed, or modified without the prior written consent of the Required Lenders (as defined in the DIP Credit Agreement) and there shall be no default or event of default existing under the DIP Facility;

•  All financing necessary for the Plan shall have been obtained, and any documents related thereto shall have been executed, delivered, and be in full force and effect (with all conditions precedent thereto, other than the occurrence of the Plan Effective Date or certification by the Debtors that the Plan Effective Date has occurred, having been satisfied or waived);

•  All Transaction Expenses shall have been paid in full in cash in accordance with the terms and conditions set forth in the Restructuring Support Agreement and the DIP Orders;

•  The funded debt of the Anagram Wholly-Owned Subsidiaries shall have been refinanced, otherwise extended or received other treatment, in each case on terms acceptable to the Required Consenting Noteholders;

•  All requisite filings with governmental authorities and third parties shall have become effective, and all such governmental authorities and third parties shall have approved or consented to the Restructuring Transactions, to the extent required;

•  All documents contemplated by the Restructuring Support Agreement to be executed and delivered on or before the Plan Effective Date shall have been executed and delivered; and

•  The Bankruptcy Court shall have entered the Confirmation Order, which shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified, unless waived by the Required Consenting Noteholders.

Other Customary Plan Provisions	The Plan will provide for other provisions, including in respect of the cancellation of existing claims and interests; the vesting of assets; the corporate governance and board of directors of the reorganized Debtors; employee-related matters; indemnification matters; insurance matters; the compromise and settlement of claims; the retention of jurisdiction by the Bankruptcy Court; and the resolution of disputed claims, and the Plan and all documentation related thereto shall be subject to the consent rights set forth in the Restructuring Support Agreement.